EXHIBIT 16

                             Schedule of Computation
           Total Return Information for the TIAA Separate Account VA-1
                               Stock Index Account



                                          January 1, 1996                          26 months (From November 1, 1994
                                                 to                                  Commencement of operations to
                                          December 31, 1996                                December 31, 1996)
                                          -----------------                                ------------------
Hypothetical initial
payment of $1,000 (P)                            $1,000                                          $1,000


Accumulation unit value:

At start of period (A)                           $34.4112                                        $25.8318

At end of period (B)                             $41.8230                                        $41.8230


Ending value of
hypothetical investment
(Ev) = P x (B/A)                                 $1,215.39                                       $1,619.05


Cumulative rate of total
return = {(EV/P) - 1} x 100                      21.54%                                           61.91%

Number of years
in period (n)                                    1                                                2.17

Net change factor (1 + T)
= EV/P                                           1.2154                                           1.6191

Average annual compound
rate of total return (T)                         21.54%                                           24.91%